Exhibit 99.2

In photo: James Heckman, Roundtable Founder and CEO

Roundtable CEO James Heckman Clarifies Equity Status, Announces One Year Lock

Ryvyl Adds Veteran former Goldman Sachs Tech Banker Steve Fletcher to Board of Directors

Seattle, WA, April 02, 2026 (GLOBE NEWSWIRE) – James Heckman, CEO of AI-driven, Web3 media platform - RTB Digital, Inc. (dba “Roundtable”), following shareholder approval of the company’s merger with RYVYL Inc. (NASDAQ: RVYL) outlined the post-merger capitalization table lock-up agreement, and related liquidity considerations; provided additional detail on the recently announced $10 million deposit toward a strategic investment and partnership; and announced a veteran digital media-focused board member.

Heckman announced, “about 85% of outstanding shares, including new shares from the merger, and 100% of the $35 million recently invested, which auto-converts into equity - concurrent with the merger, have agreed to lock up for at least one year, with a 12-month release thereafter.”

The Company and its benefactors have made the rare decision to release enough shares to meet minimum NASDAQ requirements related to liquidity but no more - the rest are locked. In short, of the combined total of 13.5 million shares, only 2 million shares are unlocked, leaving 11.5 million locked.

Heckman continued to underscore the long-term commitment of the team.

“Our visionary, veteran product team has invested five intense years, with tens of millions deployed, to create the only AI-driven, Web3, full-stack enterprise platform for professional media. Nothing will distract us from reaching our industry goals, especially not short-term liquidity, as we focus on delivering a shared platform to ensure transparency, efficiency, and profitability for our media partners.”

Strategic Investment

$35 million was invested into Roundtable leading into the merger and is intended to accelerate client adoption. As is common in technology and media, RTB has identified, negotiated, and signed a binding agreement to acquire control of a digital media company’s sales, operations, and distribution, as the commercial component of a strategic investment. The $10 million deposit represents the first step in securing this agreement.

While the outcome is not guaranteed, the team brings decades of experience securing and managing agreements of this nature, which could accelerate the scale of RTB’s platform business by several years. Post-merger, RTB’s balance sheet is sufficient to support operations for more than a year even if the partnership is not consummated. Management believes the transformative upside justifies the investment and is proceeding accordingly.

Appointment of Steve Fletcher to Board of Directors

On March 27, 2026, the RVYL Board of Directors (“Board”) appointed Steven Fletcher as a director, filling a vacancy. Mr. Fletcher will serve on the audit committee, has been determined to be an independent member and is expected to remain on the board, following the merger.

Mr. Fletcher brings more than 20 years of investment banking experience, having begun his banking career at Goldman Sachs, where he held several leadership roles, including Head of the Private Placement Group, Head of the IT Services sector, and Co-Head of the Hardware, Storage, EMS, and Internet Infrastructure sectors. He began his career at Deloitte & Touche as a CPA, and received his M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Fletcher has extensive expertise in debt and equity financing, strategic transactions, capital allocation, capital markets, and corporate financial management, particularly within the digital media sector. He also brings significant corporate governance experience through prior board service, including as an independent director of atVenu, LifeSignals, Inc., a healthcare technology company and Lee Enterprises, a provider of local news with more than 350 weekly and specialty publications across 72 markets in 25 states, where he is Chairman of the Audit and Risk Committees, and a member of the Compensation Committee.

Mr. Fletcher was also a co-founder and Co-Head of the Digital Media Group and Head of the Software Group at GCA Savvian, a global investment bank, and since 2018 has served as CEO of Explorer Parent LLC, a firm that sponsors special purpose acquisition companies (SPACs), including seven SPAC IPOs.

Mr. Fletcher has a 27-year relationship advising RTB’s founding team, dating back to Rivals.com while at Goldman Sachs. He led the sale of Scout.com to News Corp and 5to1 to Yahoo, where he worked with founder Heckman on the nine-figure Interclick acquisition and the AOL/Yahoo/MSN joint advertising venture. More recently he worked with the team at Arena Group/Maven, and now Roundtable.

About Roundtable (RTB Digital, Inc.)

Transforming the $200B Global Media Industry from Web1 to Web4. Roundtable is the only full-stack enterprise platform combining AI and Web3 infrastructure, including decentralized publishing, DeFi payments and reporting, data encryption and IP protection, syndication, revenue optimization, AI-based business intelligence, management and operations, custom network applications, and a real-time blockchain-based payment and reporting system. The platform represents a multi-generational leap in technology. For more information, visit RTB.io.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) operates a digital payment processing business enabling transactions around the globe and provides payment solutions for underserved markets.

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements that are characterized by future or conditional words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such forward-looking statements include statements regarding the timing and effects of the Reverse Stock Split. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the Reverse Stock Split will not guarantee that the Company regains compliance with Nasdaq’s listing requirements or will remain in compliance with all other requirements for continued listing on Nasdaq. Other risk factors affecting the Company are discussed in detail in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

RYVYL IR Contact:

Richard Land, Alliance Advisors Investor Relations

973-873-7686, ryvylinvestor@allianceadvisors.com

Roundtable PR Contact:

Mehab Qureshi, RTB Digital Inc.

+91 90289 77198, press@roundtable.io

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